Exhibit 4.4

Description of the Company’s Securities
Registered Pursuant to Section 12
of the Securities Exchange Act of 1934

The following summary of the rights of The Middleby Corporation’s (the “Company”) Common Stock and Preferred Stock (each as defined below) does not purport to be complete. This description is based upon, and is qualified in its entirety by reference to, the Company’s Restated Certificate of Incorporation, as amended (the “Certificate”) and the Fourth Amended and Restated Bylaws (the “Bylaws”), each as filed with the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021, and the applicable provisions of the Delaware General Corporation Law (“DGCL”).

General

The Company’s authorized capital stock consists of 2,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”) and 95,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

As of March 1, 2021, 55,638,477 Common Stock shares were issued and outstanding. No Preferred Stock has been issued.

Common Stock

Dividends. Payment of dividends on Common Stock may be made at the discretion of the Company’s Board of Directors (the “Board”) out of legally available funds, subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

Voting Rights. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. With certain exceptions, a majority of votes cast at a duly called stockholder meeting at which a quorum is present shall decide all stockholder matters. Except with respect to vacancies and newly created directorships, the Bylaws provide that the Board’s directors are elected by the vote of a majority of the votes cast with respect to that director (meaning the number of shares voted “for” a director must exceed the number of shares voted “against” that director) at any meeting for the election of directors at which a quorum is present. However, if there are more nominees for election than the number of directors to be elected, directors will be elected by a plurality of votes cast on the election of directors. The Certificate does not provide for cumulative voting.

Other Rights. In the event of the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after satisfaction of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and could be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future without further stockholder approval.

Listing. The Common Stock is listed on The NASDAQ Global Select Market under the symbol “MIDD.”

Preferred Stock

The Board is expressly authorized to provide for the issuance from time to time, without further stockholder approval, of up to an aggregate of 2,000,000 shares of Preferred Stock in one or more classes or series, and to fix each such class or series such voting powers, fully or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions of the shares of each class or series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series.

Anti-Takeover Provisions in the Certificate; Bylaws and DGCL

Certain provisions of the Certificate, Bylaws and the DGCL could have the effect of delaying, deferring or discouraging another party from acquiring the Company. These provisions encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board rather than pursue non-negotiated takeover attempts. These provisions include the below summarized items.

DGCL Section 203. The Company is subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which such person becomes an interested stockholder, unless:
•Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by the entity or person.

Special Stockholder Approval for Certain Transactions. Pursuant to the Certificate, no agreement or plan providing for the dissolution, liquidation, merger or consolidation of the Company or the sale, lease, or transfer of substantially all of its assets, shall be effective, unless approved by the affirmative vote of not less than two-thirds of the votes of all the shares of stock outstanding and entitled to vote thereon.

Board Composition and Powers. The Bylaws provide that a majority of the Board may remove any officer or member of any Board committee with or without cause. The Board has the power to fix the number of directors by resolution, subject to the Certificate’s requirement that the Board be not fewer than three nor more than 11. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even though less than a quorum, and the directors chosen in this manner will hold office until a successor is chosen and qualified.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of stockholders, a stockholder’s notice must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Special Meetings of Stockholders. The Bylaws prohibit the ability of stockholders to call special meetings of stockholders. Special meetings of stockholders may be called for any purpose at any time upon the call of only the Chairman of the Board, the President or a majority of the Board.

Undesignated Preferred Stock. Pursuant to the Certificate, the Company may issue Preferred Stock in ways which may delay, defer or prevent a change of control of the Company without further action by the Company’s stockholders.